EXHIBIT 11.1

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                  WESTERN MICRO TECHNOLOGY, INC. AND SUBSIDIARY

                       COMPUTATION OF NET INCOME PER SHARE

                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                                     For the Three Months
                                                                                        Ended March 31,
                                                                                    ----------------------
                                                                                      1997           1996
                                                                                      ----           ----
Weighted average shares outstanding for the period                                    4,558          4,180
Dilutive effect of employee stock options at average market
price                                                                                   419            146
                                                                                    -------         ------
Average shares for computing primary net income per
share                                                                                 4,977          4,326
Adjustment for dilutive effect of employee stock options at
ending market price                                                                      --             25
                                                                                    -------         ------
Average shares for computing fully diluted net income per
share                                                                                 4,977          4,351
                                                                                    =======         ======
Net income                                                                          $   543         $  371
                                                                                    =======         ======
Net income per primary share                                                        $  0.11         $ 0.09
                                                                                    =======         ======
Net income per fully diluted share                                                  $  0.11         $ 0.09
                                                                                    =======         ======
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